SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                           SCHEDULE 13D


             Under the Securities Exchange Act of 1934
                         (Amendment No. 4 )


                         Pittway Corporation
                          (Name of Issuer)


                    Class A Stock, $1 par value
                   (Title of Class of Securities)


                            725790 20 8
                           (CUSIP Number)

           King Harris, 200 South Wacker Drive, Suite 700
            Chicago, Illinois 60606-5802  (312/831-1070)
         (Name, Address and Telephone Number of Person
         Authorized to Receive Notices and Communications)


                          February 3, 2000
       (Date of Event which Requires Filing of this Statement)



     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]






                 (Continued on the following pages)






                                  Page 1 of 99

                                 13D
CUSIP No.  725790-20-8 |                                         Page 2 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                                 0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                                 0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                               0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                    0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                          Page 3 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Neison Harris Trust f/b/o Neison Harris
|            Trustee:  Neison Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                          Page 4 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bern, L.P.
|            General Partner: Portbrid Management Company, Inc.
|            I.R.S. I.D. No. 36-4304499
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                            0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                            0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                            0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                            0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                           0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     PN
|____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                          Page 5 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King Harris Trust of 1990 f/b/o King W. Harris
|            Trustee:  King W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                          Page 6 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Estate of Sidney Barrows
|            June H. Barrows, Special Administrator
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                          Page 7 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            St. Louis, L.P.
|            General Partner: St. Louis Management Company
|            I.R.S. I.D. No. 36-4327869
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                            0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                            0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                            0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                            0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                           0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     PN
|______________________________________________________________________________


                                 13D
CUSIP No. 725790-20-8 |                                          Page 8 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Roxanne H. Frank Trust f/b/o Roxanne H. Frank
|            Trustees: Jerome Kahn, Jr., Roxanne H. Frank and Jack Polsky
|            I.R.S. I.D. No. 36-6607990
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                          Page 9 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Virginia H. Polsky Trust f/b/o Virginia H. Polsky
|            Trustees: Jerome Kahn, Jr., Virginia H. Polsky, Jack Polsky
|            I.R.S. I.D. No. 36-6630362
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 10 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            June Harris Barrows Revocable Trust f/b/o June Harris Barrows
|            Trustee: June Harris Barrows
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 11 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Daniel Meyer Trust f/b/o Daniel Meyer
|            Trustees: Jerome Kahn, Jr., Daniel Meyer
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 12 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Thomas Meyer
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                      0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 13 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            James Polsky
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 14 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Jack Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|______________________________________________________________________________


                                 13D
CUSIP No. 725790-20-8 |                                         Page 15 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Charles Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|______________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 16 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            George Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 17 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Jean Polsky
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                           0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                           0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                          0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 18 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o James Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638562
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 19 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Jack Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. Identification No. 36-6638583
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 20 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Charles Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638565
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 21 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd11/19/76 f/b/o George Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638563
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 22 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 11/19/76 f/b/o Jean Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6638559
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 23 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky Trust dtd 12/29/75 f/b/o Jean Polsky
|            Trustees: Jerome Kahn, Jr., Jack Polsky
|            I.R.S. I.D. No. 36-6616003
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                           0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                           0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                          0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 24 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris Trust dtd 2/27/74 f/b/o Jean Polsky
|            Virginia H. Polsky, I.R.S. I.D. No. 36-6550808
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 25 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bette D. Harris Trust f/b/o Bette D. Harris
|            Trustee:  Bette D. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 26 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                      0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 27 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Katherine Harris Trust f/b/o Katherine Harris
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6054377
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                   0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 28 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Rosetta W. Harris CL Trust A
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 29 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Rosetta W. Harris CL Trust B
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 30 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Rosetta W. Harris CL Trust C
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 31 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Nancy Meyer Trust f/b/o Nancy Meyer
|            Trustees:  Nancy Meyer, Jerome Kahn, Jr.
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 32 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bette D. Harris Trust dtd 1/13/59 f/b/o John B. Harris
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. Identification No. 36-6055108
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 33 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Charles H. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 34 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Kelly L. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 35 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Alan H. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 36 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|        Bette D. Harris Trust dtd 1/13/59 f/b/o/ Laurie B. Paul
|            Trustees: Katherine Harris, King W. Harris
|            I.R.S. I.D. No. 36-6055107
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 37 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris Children's Trust
|            Trustees: Katherine Harris, Robert L. Barrows, Denise Saul
|            I.R.S. I.D. No. 36-6641457
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 38 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Charles H. Paul
|            Trustees: King W. Harris, Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 39 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Kelly L. Paul
|            Trustees: King W. Harris, Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 40 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Alan H. Paul
|            Trustees: King W. Harris, Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 41 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Toni H. Paul Children's Trust f/b/o Laurie B. Paul
|            Trustees: King W. Harris, Katherine Harris
|            I.R.S. I.D. No. 36-6641235
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 42 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Pam F. Szokol Trust f/b/o Pam F. Szokol
|            Trustees: Pam F. Szokol, King W. Harris
|            I.R.S. I.D. No. 36-6705615
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 43 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William J. Friend Trust f/b/o William J. Friend
|            Trustees: William J. Friend, King W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 44 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Scott C. Friend Trust f/b/o/ Scott C. Friend
|            Trustees: King W. Harris and Scott C. Friend
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 45 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            John B. Harris Trust f/b/o John B. Harris
|            Trustees: King W. Harris and John B. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 46 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris, Custodian for Charles H. Paul
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 47 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris, Custodian for Kelly L. Paul
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 48 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Resurgent Investors L.P.
|         I.R.S. I.D. No. 36-7148239
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     PN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 49 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ Pam F. Szokol
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 50 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|         Neison Harris Trust dtd 1/12/54 f/b/o/ Scott C. Friend
|         Trustees: Katherine Harris King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|______________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 51 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o John B. Harris
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 52 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Charles H. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 53 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Kelly L. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 54 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Alan H. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 55 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|          Neison Harris Trust dtd 1/12/54 f/b/o Laurie B. Paul
|          Trustees: Katherine Harris, King W. Harris, American National Bank
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 56 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Mary Ann Barrows Wark Revocable Trust f/b/o Mary A. B. Wark
|            Trustee: Mary Ann Barrows Wark
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 57 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Patricia Barrows Rosbrow
|            S.S. No. ###-##-####
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 58 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Donna E. Barrows
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 59 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Robert L. Barrows
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 60 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Wilikenia, LP
|            General partner: Wilikenia Management Co.
|            I.R.S. I.D. No. 36-4327870
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     PN
|____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 61 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ of Mildred Harris f/b/o Patricia Barrows Rosbrow
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124082
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 62 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Trust u/w/ Mildred Harris f/b/o William H. Barrows
|            Trustees: Irving B. Harris, Neison Harris
|            I.R.S. I.D. No. 93-6124080
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                             0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                             0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                             0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                             0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                            0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                    13D
CUSIP No. 725790-20-8 |                                         Page 63 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Jerome Kahn, Jr. Revocable Trust
|            Trustee: Jerome Kahn, Jr.
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                           0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                           0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                          0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                        Page 64 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving Harris Foundation, William W. Harris, President
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                       0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                       0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                       0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                       0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                      0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                       Page 65 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Joan W. Harris Revocable Trust
|            Trustee:  Joan W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 66 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Harris Foundation, Irving B. Harris, Chairman
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 67 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Benjamin Harris Investment Trust
|            Trustees:  William W. Harris, Benjamin Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 68 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris Trust dtd 2/27/74 f/b/o Benjamin Harris
|            Trustee:  William W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 69 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving B. Harris Trust dtd 2/27/74 f/b/o David Harris
|            Trustee:  William W. Harris
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 70 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William W. Harris Trust dtd 11/19/76 f/b/o Benjamin Harris
|            Trustees:  Jerome Kahn, Jr., Michael Resnick
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 71 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William W. Harris Trust dtd 11/19/76 f/b/o David Harris
|            Trustees:  Jerome Kahn, Jr., Michael Resnick
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 72 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William W. Harris Trust dtd 12/29/75 f/b/o Benjamin Harris
|            Trustees:  Jerome Kahn, Jr., Michael Resnick
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 73 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William W. Harris Trust dtd 12/29/75 f/b/o David Harris
|            Trustees:  Jerome Kahn, Jr., Michael Resnick
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 74 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Sidney Barrows Grandchildren Trust dtd 7/12/98
|            Trustees:  June H. Barrows
|            I.R.S. I.D. No. 41-6459705
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 75 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Sidney Barrows and June H Barrows Foundation
|            President:  June H. Barrows
|            I.R.S. I.D. No. 41-1925616
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 76 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            2029, LP
|            General partner:  2029 Management Co.
|            I.R.S. I.D. No. 36-4332600
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     PN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 77 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Irving Harris Foundation A
|            President:  Roxanne H. Frank
|            I.R.S. I.D. No. 36-3866527
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 78 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            The Summer Fund
|            President:  Nancy Meyer
|            I.R.S. I.D. No. 36-4233418
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                      0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 79 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William W. Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                                 0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                                 0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                                0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 80 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            King W. Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

13D
CUSIP No. 725790-20-8 |                                         Page 81 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William J. Friend
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                           0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                           0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                           0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                           0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                          0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________


13D
CUSIP No. 725790-20-8 |                                         Page 82 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Harris Family Foundation
|            President:  Neison Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     OO
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 83 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Virginia H. Polsky
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                              0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                              0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                              0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                              0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                             0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 84 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Katherine Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 85 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Neison Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

13D
CUSIP No. 725790-20-8 |                                         Page 86 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Bette D. Harris
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                               0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                               0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                               0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                               0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                              0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 87 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            Pam F. Szokol
|
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                         0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                         0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                         0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                         0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                        0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     IN
|_____________________________________________________________________________

                                 13D
CUSIP No. 725790-20-8 |                                         Page 88 of 99
_______________________________________________________________________________
| 1)    Name of Reporting Person
|       S.S. or I.R.S. Identification No. of Above Person
|
|            William Harris Investors, Inc.
|            I.R.S. I.D. No. 36-3488341
|______________________________________________________________________________
| 2)    Check the Appropriate Box if a Member of a Group
|                                                                 (a) [ X ]
|                                                                 (b) [   ]
|______________________________________________________________________________
| 3)    SEC Use Only
|
|______________________________________________________________________________
| 4)    Source of Funds
|                          OO
|______________________________________________________________________________
| 5)    Check if Disclosure of Legal Proceedings is Required
|       Pursuant to Items 2(d) or 2(e)
|                                                                     [   ]
|______________________________________________________________________________
| 6)    Citizenship or Place of Organization
|                                        U.S.A.
|______________________________________________________________________________
|              | 7)    Sole Voting Power
|   Number of  |                                                 0
|    Shares     _______________________________________________________________
| Beneficially | 8)    Shared Voting Power
|   Owned By   |                                                 0
|     Each      _______________________________________________________________
|  Reporting   | 9)    Sole Dispositive Power
|    Person    |                                                 0
|     With      _______________________________________________________________
|              | 10)   Shared Dispositive Power
|              |                                                 0
|______________________________________________________________________________
| 11)    Aggregate Amount Beneficially Owned by Each
|        Reporting Person
|                                                                0
|______________________________________________________________________________
| 12)    Check if the Aggregate Amount in Row (11)
|        Excludes Certain Shares
|                                                                     [   ]
|______________________________________________________________________________
| 13)    Percent of Class Represented By Amount in Row (11)
|                                     0%
|______________________________________________________________________________
| 14)    Type of Reporting Person
|                                     CO
______________________________________________________________________________

Item 1.   Security and Issuer

          Class A Stock, $1 par value

          Pittway Corporation ("Pittway")
          200 South Wacker Drive. Suite 700
          Chicago, Illinois  60606-5802

Item 2.   Identity and Background

     Parts (a), (b) and (c)-

     Reporting Person

     1.   Irving B. Harris Revocable Trust f/b/o Irving B. Harris; trustee:
Irving B. Harris (Chairman of the Executive Committee and
Director of Pittway Corporation, a manufacturer and distributor of electronic alarm equipment; 200 South Wacker Drive, Chicago,
IL 60606)

     2. Neison Harris Trust f/b/o Neison Harris; trustee: Neison Harris (Chairman of the Board and Director of Pittway Corporation), (Note 1)

     3. Bern, L.P., a Delaware limited partnership; its general partner is Portbrid Management Company, Inc. ("Portbrid"); the owner, president and director of Portbrid is William W. Harris (co-owner of William Harris Investors, Inc. - "WHI", investment advisors). WHI, a Delaware corporation, is owned by Irving B. Harris, William W. Harris, Virginia H. Polsky and Roxanne H. Frank.
          The directors and officers are Irving B. Harris (director and chairman), Jerome Kahn, Jr. (president and director), Jack R. Polsky (director and executive vice president) Michael S. Resnick (vice president and secretary), Peter E.Martin (vice president), Gary J. Neumayer (treasurer), Michael C.McQuinn (assistant treasurer) and Beth Stephens (assistant treasurer).

     4.   King W. Harris Trust f/b/o King W. Harris; trustee:
          King W. Harris (President and Director of Pittway
          Corporation, 200 South Wacker Drive, Chicago, Il 60606)

     5.   Estate of Sidney Barrows; Special Administrator: June H. Barrows

     6. St. Louis, L.P., a Delaware limited partnership; its general partner is St. Louis Management Company, Inc. ("St. Louis"); the owner and president of St. Louis is Roxanne H. Frank and the director is Michael S. Resnick.

     7.   The Roxanne H. Frank Trust f/b/o Roxanne H. Frank; trustees:
          Jerome Kahn, Jr., Roxanne H. Frank and Jack Polsky.

     8.   The Virginia H. Polsky Trust f/b/o Virginia H. Polsky;
          trustees: Jerome Kahn, Jr., Virginia H. Polsky and Jack
          Polsky.

                                   Page 89 of 99

     9. June Harris Barrows Revocable Trust f/b/o June Harris Barrows; trustee: June Harris Barrows

     10. Daniel H. Meyer Investment Trust f/b/o Daniel Meyer, President, Union Square Cafe Corporation, 21 E. 16th St., New York,
          New York 10003; trustees: Jerome Kahn, Jr. and Daniel Meyer.

     11. Thomas Meyer Trust f/b/o Thomas Meyer; trustee: Thomas Meyer, teacher, San Mateo Country School District,
          San Mateo, California.

     12.  James Polsky Investment Trust f/b/o James Polsky;
          trustee: James Polsky

     13.  Jack Polsky Investment Trust f/b/o Jack Polsky;
          trustee: Jack Polsky, William Harris Investors, Inc.

     14.  Charles Polsky Investment Trust f/b/o Charles Polsky;
          trustee: Charles Polsky

     15.  George Polsky Investment Trust f/b/o George Polsky;
          trustee: George Polsky

     16.  Jean Polsky Investment Trust f/b/o Jean Polsky;
          Trustee: Jean Polsky

          Virginia H Polsky Trusts dated 11/19/76, trustees: Jerome Kahn, Jr. and Jack Polsky; f/b/o:
     17.  James Polsky
     18.  Jack Polsky
     19.  Charles Polsky
     20.  George Polsky
     21.  Jean Polsky

     22. Virginia H Polsky Trust f/b/o Jean Polsky, dated 12/29/75; trustees: Jerome Kahn, Jr. and Jack Polsky;

     23.  Irving B. Harris Trust f/b/o Jean Polsky, dated 2/27/74;
          Trustee: Virginia H. Polsky

     24.  Bette D. Harris Trust f/b/o Bette D. Harris; trustee:
          Bette D. Harris (Note 1)

     25.  Toni H. Paul (Note 1)

     26.  Katherine Harris Trust, f/b/o Katherine Harris;
          trustees: Katherine Harris and King W. Harris (Note 1)

          Trusts dated 1/2/98; trustees: William W. Harris, Jack Polsky and Neison Harris:
     27.  Rosetta W. Harris CL Trust A
     28.  Rosetta W. Harris CL Trust B
     29.  Rosetta W. Harris CL Trust C

                                   Page 90 of 99
     30. Nancy Meyer Trust f/b/o Nancy Meyer; trustees: Nancy Meyer and Jerome Kahn, Jr.

          Bette D. Harris Trusts dated 1/13/59, trustees:
          Katherine Harris and King W. Harris f/b/o (Note 1):

     31.  John B. Harris
     32.  Charles H. Paul
     33.  Kelly L. Paul
     34.  Alan H. Paul
     35.  Laurie B. Paul

     36.  King W. Harris Children's Trust; trustees: Katherine
          Harris, Robert L. Barrows and Denise Saul (Note 1)

          Toni H. Paul Children's Trusts; trustees: King Harris and Katherine Harris f/b/o (Note 1):

     37.  Charles H. Paul
     38.  Kelly L. Paul
     39.  Alan H. Paul
     40.  Laurie B. Paul

     41.  Pam F. Szokol Trust, f/b/o Pam F. Szokol; trustees:
          Pam F. Szokol and King W. Harris (Note 1)

     42. William J. Friend Trust, f/b/o William J. Friend, Assistant to President, Pittway Corporation; trustees: William J. Friend and King W. Harris (Note 1)

     43.  Scott C. Friend Trust, f/b/o Scott C. Friend; trustees:
          Scott C. Friend and King W. Harris (Note 1)

     44.  John B. Harris Trust, f/b/o John B. Harris; trustees:
          John B. Harris and King W. Harris (Note 1)

          King W. Harris, custodian for  (Note 1) -
     45.  Charles H. Paul
     46.  Kelly L. Paul

     47. Resurgent Investors L.P., a Georgia limited partnership; its general partners are Neison Harris and Bette D. Harris (Note 1)

          Neison Harris Trust dated 1/12/54; trustees: Katherine
          Harris, King W. Harris and American National Bank and Trust Company of Chicago, f/b/o (Note 1):
     48.  Pam F. Szokol
     49.  Scott C. Friend
     50.  John B. Harris
     51.  Charles H. Paul
     52.  Kelly L. Paul
     53.  Alan H. Paul
     54.  Laurie B. Paul


                                   Page 91 of 99
     55. Mary Ann Barrows Wark Revocable Trust f/b/o Mary Ann Barrows Wark trustee: Mary Ann Barrows Wark

     56.  Patricia Barrows Rosbrow, psychologist

     57.  Donna E. Barrows

     58.  Robert L. Barrows, lawyer, partner in Leonard, Street &
          Deinard, 150 South Fifth Street, Suite 2300,
          Minneapolis, Minnesota 55402; Director of Pittway Corporation

     59. Wilikenia, L.P., a Delaware limited partnership; its general partner is Wilikenia Management Company, Inc. ("Wilikenia"); the owner and president of Wilikenia is Virginia H. Polsky and the director is Michael S. Resnick.

          Trust u/w/ of Mildred Harris; trustees: Irving B. Harris and Neison Harris; f/b/o:
     60.  Patricia Barrows Rosbrow
     61.  William H. Barrows

     62.  Jerome Kahn, Jr. Revocable Trust, trustee: Jerome Kahn, Jr.

     63. Irving Harris Foundation, an Illinois not-for-profit corporation; its directors and officers are Irving B. Harris (vice president and director);
          William W. Harris (president, treasurer and director); Jerome Kahn, Jr. (vice president); Nancy
          Meyer (secretary and director); Boardman Lloyd (director); Roberta H. Harris (director)

     64.  Joan W. Harris Revocable Trust; trustee Joan W. Harris

     65. Harris Foundation, a Minnesota not-for-profit corporation; its directors and officers are Irving B.
          Harris (chairman, treasurer and trustee); Joan W. Harris (president and trustee); William W. Harris (vice president and trustee); Michael S. Resnick (secretary and executive assistant); Daniel Meyer (trustee); Jack R. Polsky (executive assistant); Jerome Kahn, Jr. (executive assistant).

     66.  Benjamin Harris Trust f/b/o Benjamin Harris;
          Trustees:  Benjamin Harris and William W. Harris

          Irving B. Harris Trusts dated 2/27/74;
          Trustee:  William W. Harris, f/b/o:
     67.  Benjamin Harris
     68.  David Harris

          William W. Harris Trusts dated 11/19/76;
          trustees: Jerome Kahn Jr. and Michael S. Resnick, f/b/o:
     69.  Benjamin Harris
     70.  David Harris


                                   Page 92 of 99
          William W. Harris Trusts dated 12/29/75;
          trustees: Jerome Kahn, Jr. and Michael S. Resnick, f/b/o:
     71.  Benjamin Harris
     72.  David Harris

     73.  Sidney Barrows Grandchildren's Trust dated 7/12/98;
          trustee: June H. Barrows

     74. The Sidney Barrows and June H. Barrows Foundation, a Minnesota not-for-profit corporation; its directors and officers are June H. Barrows (president and director); William L. Barrows (vice president and director); Robert L. Barrows
          (vice president and director); Patricia J. Rosbrow (vice president and director); Mary Ann Barrows Wark (vice president and director)

     75. 2029, L.P., a Delaware limited partnership; its general partner is 2029 Management Company, Inc. ("2029");
          the owner and president of 2029 is June H. Barrows and the director is Michael S. Resnick

     76. The Irving Harris Foundation A, an Illinois not-for-profit corporation; its directors and officers are Roxanne H. Frank (president and director); Daniel Meyer (vice president and director); Nancy Meyer
          (vice president and director); Thomas Meyer (vice president and director)

     77.  The Summer Fund, an Illinois
          not-for-profit corporation; its directors and officers are Nancy Meyer (president and director); Daniel
          Meyer (vice president and director); Thomas Meyer (vice president and director); Jack Polsky (vice president)

     78.  William W. Harris, Director of Pittway Corporation

     79. King W. Harris, President and Chief Executive Officer of Pittway Corporation

     80.  William J. Friend, Vice President of Pittway Corporation

     81. The Harris Family Foundation, an Illinois not-for-profit corporation; its directors and officers are Neison Harris (president, treasurer and director); Bette D. Harris (vice president, secretary and director); King W. Harris (vice president and director); Katherine Harris (director); Toni Paul (director) (Note 1)

    Note 1: Address is 333 Skokie Boulevard, Suite 114, Northbrook, Illinois 60062-1624.





                                   Page 93 of 99
     Except as otherwise indicated above, (a) the persons named have no principal occupations, and (b) their address is 2 North La Salle Street, Suite 400, Chicago, Illinois 60602-3703.

    Pittway's principal business is the manufacturing and distribution of security and commercial fire alarm equipment and other low voltage products.

Irving B. Harris and Neison Harris are brothers and June Barrows is their sister. William W. Harris is the son of Irving B. Harris. King W. Harris is the son of Neison Harris. All of the other persons named herein are either (1) the children, grandchildren, great grandchildren or spouses of one of the five individuals named in this paragraph, or spouses of such children or grandchildren, (2) trusts or custodial accounts for the benefit of such children, grandchildren or great grandchildren, or (3) persons who have granted voting and/or dispositive power to, or are affiliates of, one of the five individuals named in this paragraph. The custodians and at least one trustee of each trust named herein have either a family or business relationship with one or more of the individuals named in this paragraph. Because of the above described relationships, the persons named in this Item 2 may be deemed to be a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

     (d) During the last five years, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) During the last five years, none of the persons named above has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

    (f) Each of the persons named above is a citizen of, or entity organized in, the United States.


Item 3.	  Source and Amount of Funds or Other Consideration

    Not applicable.

Item 4.	  Purpose of Transaction

    See Item 6.


Item 5.	Interest in Securities of the Issuer

     (a) As a result of the cash tender offer by a wholly-owned subsidiary of Honeywell International Inc. for all of Pittway's shares at $45.50 per share, there are no shares of Class A Stock of Pittway owned by the persons named in Item 2.

                                   Page 94 of 99
     (b) Certain persons named in Item 2 also have or may be deemed to have sole power to vote or direct the vote and to dispose or direct the disposition of shares owned by other persons named herein by virtue of being a sole stockholder, custodian or trustee, or having a business relationship with custodians or trustees. In addition, such persons have or may be deemed to have shared voting and dispositive power over shares owned by other persons named herein by virtue of being co-trustee or holding power of attorney. The following table lists the individuals having such voting and dispositive powers and the other persons (designated by the number corresponding to such name in Item 2) with respect to which such powers are held:

Investment power         Sole voting and           Shared voting and
   held by               dispositive power         dispositive power

Neison Harris                                      Person 25, 27-29, 47,
                                                   60-61, 81

Irving B. Harris         *                         *

William W. Harris                                  3, 27-29, 63, 65-68

Jack Polsky              *                         *

June H. Barrows                                    5, 73, 74, 75

Bette D. Harris          24                        47, 81

King W. Harris           45, 46                    26, 31-35, 37-44,
                                                   48-54, 81

Robert L. Barrows                                  58, 74

Virginia H. Polsky       23                        59

Katherine Harris                                   26, 31-40, 48-54, 81

Toni Paul                                          25

Pam F. Szokol                                      41

William J. Friend        80                        42

Scott C. Friend                                    43

John B. Harris                                     44

WHI                      *                         *

Jerome Kahn, Jr          *                         *





                                   Page 95 of 99
    * William Harris Investors, Inc. (WHI) reports that in its discretion as an investment advisor it has sole dispositive power and shared voting power with respect to shares held by persons #1, 3, 5-23, 27-30 and 55-77. Irving B. Harris is the Chairman and controlling stockholder of WHI. Jerome Kahn, Jr. is the President of WHI. Jack Polsky is a Vice President of WHI.

      (c) The following table lists the transactions of Class A shares effected subsequent to the filing of Amendment No. 3, dated December 22, 1999, by the persons names in Item 2 (designated by the number corresponding to such name in Item 2).

    Date      Person   No. of Shares  Price    Transaction

  12/29/99       2         (20,000)    Gift     Gift to Person #81
  12/29/99      81          20,000     Gift     Gift from Person #2
  12/29/99       2          (3,600)    Gift     Gift
   1/03/00       2          (4,500)    Gift     Gift
   1/11/00      41          (2,200)    Gift     Gift to Person #81
   1/11/00      81           2,200     Gift     Gift from Person #41
   1/11/00      42          (2,200)    Gift     Gift to Person #81
   1/11/00      81           2,200     Gift     Gift from Person #42
   1/11/00      43          (5,500)    Gift     Gift to Person #81
   1/11/00      81           5,500     Gift     Gift from Person #43
   1/11/00       2        (311,026)    Gift     Gift to Person #81
   1/11/00      81         311,026     Gift     Gift from Person #2
   1/24/00      62            (878)    Gift     Gift
   2/03/00    Various   (6,413,223)             Tender*

     * Shares were tendered in connection with the successful tender offer described in Item 6.

     (d) To the knowledge of the persons named in Item 2, no other persons, except beneficiaries of certain of such entities, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares owned by such persons.

     (e) The persons named in Item 2 ceased to be beneficial owners of five percent or more of the Class A Stock of Pittway on February 3, 2000, as a result of the tender offer described in Item 6.


Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer

          On December 20, 1999, Pittway Corporation, a Delaware corporation ("Parent"), and HII-2 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Honeywell International Inc. ("Purchaser"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Purchaser would merge with the Company on the terms and subject to the conditions set forth therein. As a result of such merger, the Company would become a wholly-owned subsidiary of Parent. As a condition and inducement to Parent's and Purchaser's willingness to enter into the Merger Agreement, concurrently therewith Parent, Purchaser, and

                                   Page 96 of 99
certain stockholders of Pittway, including, without limitation, each of the reporting persons hereunder, other than the Jerome Kahn, Jr. Revocable Trust, (the "Stockholders"), entered into a Stockholders Agreement (the "Stockholders Agreement").

          Pursuant to the Stockholders Agreement, each of the Stockholders had agreed, among other things, upon the terms and subject to the conditions, limitations and exceptions set forth therein (i) to tender all of the shares of Class A Stock, par value $1 per share, of Pittway held by such Stockholder (the "Subject Shares") to Purchaser pursuant to Purchaser's cash tender offer (the "Offer") and not to withdraw from the Offer the Subject Shares tendered pursuant thereto unless and until the Merger Agreement is terminated; (ii) to grant to Parent an option (the "Option") to purchase the Subject Shares, (iii) not to (a) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of the Subject Shares, or (b) grant any proxies or powers of attorney, deposit the Subject Shares into a voting trust or enter into a voting agreement with respect to the Subject Shares, and (iv) that, in its capacity as a Stockholder, it would not, directly or indirectly, encourage, solicit or initiate discussions or negotiations with any person or entity concerning any business combination merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving Pittway or its subsidiaries.

          The summary contained in this Amendment of certain provisions of the Stockholders Agreement is not intended to be complete and is qualified in its entirety by reference to the Stockholders Agreement presented in
Exhibit 99 and incorporated herein by reference.

          Except as described above, the persons named above have no contracts, arrangements, understandings or relationships (legal or otherwise) with any person not named herein with respect to any securities of the issuer, including but not limited to transfer or voting of any of the securities, finders fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profit or loss, or the giving or withholding of proxies, except for the Undertaking presented in
Exhibit 24.4 and incorporated herein by reference.















                                   Page 97 of 99
Item 7.   Material to be Filed as Exhibits

Exhibits:     Number   Description

               24.1 Joint Filing Agreement and Power of Attorney dated January 17, 2000.

               24.2 Joint Filing Agreement and Power of Attorney dated March 12, 1999 (incorporated by reference to
                       Exhibit 24.1 of Amendment No. 2 to
                       Schedule 13D dated March 15, 1999).

               24.3 Joint Filing Agreement and Power of Attorney dated March 15, 1999 (incorporated by reference to
                       Exhibit 24.2 of Amendment No. 2 to
                       Schedule 13D dated March 15, 1999).

               24.4 Undertaking dated December 28,1989 pursuant to Amended and Restated Merger Agreement and Plan of Reorganization dated as of October 11, 1989 (incorporated by reference to Exhibit A of Amendment No. 1 to Schedule 13D dated
                       November 15, 1991).

               24.5 Joint Filing Agreement and Power of Attorney dated January 12, 1990 (incorporated by reference to Exhibit B of Amendment No. 1 to Schedule 13D dated November 15, 1991).

               24.6 Joint Filing Agreement and Power of Attorney dated December 20, 1999 (incorporated by reference to
                       Exhibit 24.5 of Amendment No. 3 to Schedule 13D dated December 22, 1999).

               99      Stockholders Agreement dated
                       December 20, 1999 among Honeywell International Inc., a Delaware corporation, HII-2 Acquisition Corp.,a Delaware corporation, and certain stockholder of Pittway (incorporated by reference to Exhibit 99 of Amendment No. 3 to Schedule 13D dated December 22, 1999).














                                   Page 98 of 99


                                  * * * * *


          The inclusion of information in this statement shall not be construed as an admission that the persons named in Item 2 are beneficial owners of any shares other than those shares as to which each is described in Item 5 as the direct owner.



Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2000



/s/   King Harris
King Harris as authorized representative for each of the persons named in
Item 2.





























                                   Page 99 of 99